EXHIBIT 99.1

CORPORATE RELEASE

STATS AND CHIPPAC COMPLETE MERGER

Creates A Premier

Semiconductor Test And Assembly Solutions Company

Singapore, August 5, 2004 – ST Assembly Test Services Ltd (“STATS” – Nasdaq: STTS and SGX: ST Assembly) and ChipPAC, Inc. (“ChipPAC” – Nasdaq: CHPC) today announced the successful completion of their previously announced merger. As a result of the merger, the name of the new company will be “STATS ChipPAC Ltd.” ChipPAC will continue operations as a wholly owned subsidiary of STATS ChipPAC Ltd.

In connection with the merger, each ChipPAC stockholder will receive 0.87 STATS American Depositary Shares for each share of ChipPAC Class A common stock. In the transaction, STATS issued to ChipPAC stockholders approximately 86.19 million STATS ADSs, representing approximately 861.88 million STATS ordinary shares. STATS ADSs will continue to trade on the Nasdaq National Market under the symbol STTS. Shares of ChipPAC Class A common stock stopped trading as of the close of market on August 4 (New York time).

STATS ChipPAC Ltd. expects to have over US$1 billion in pro forma revenues for full year 2004 assuming that the merger had closed on January 1, 2004. It is the 2nd largest test house globally and a leader in mixed signal testing. It also has one of the broadest portfolios of assembly products and is a leader in advanced packaging technologies such as stacked die, System in a Package and wafer level packaging. The new company has a global roster of major blue chip semiconductor customers and a global manufacturing footprint spanning China, Korea, Malaysia, Singapore, Taiwan, and the United States, with close proximity to the major hubs of wafer fabrication, providing customers with total supply chain solutions. The company combines exposure to fast growing end user segments, such as communications and digital consumer electronics, with the financial and other resources to invest in its customers’ future growth. STATS ChipPAC’s collective R&D base of more than 250 engineers will help it in maintaining a leadership position in advanced packaging and test.

Under the terms of the merger agreement, announced in February 2004, Charles Wofford, Chairman of STATS, remains Chairman of the combined company, Dennis McKenna, Chairman and Chief Executive Officer of ChipPAC, has been appointed the Vice-Chairman, and Tan Lay Koon, President and Chief Executive Officer of STATS is the President and Chief Executive Officer of the combined company. The Board of Directors of the combined company has eleven members, with STATS designating seven members, and ChipPAC designating four members. The new company is headquartered in Singapore.

STATS ChipPAC Ltd. Headquarters: 10 Ang Mo Kio Street 65, #05-17/20 Techpoint, Singapore 569059

Tan Lay Koon, President and Chief Executive Officer of STATS ChipPAC, said, “With the merger of STATS and ChipPAC now completed, we are moving forward in our vision of creating one of the world’s premier independent providers of fully integrated test and assembly solutions. STATS ChipPAC now offers customers end-to-end assembly and testing solutions by combining the testing excellence of STATS with the assembly excellence of ChipPAC. This is a powerful differentiating factor and a compelling value proposition for our customers, employees and investors. STATS and ChipPAC each had impressive customer lists prior to the merger. Combined, STATS ChipPAC has one of the strongest customer bases in the industry, including nearly every major semiconductor company in the world. This diversity will give STATS ChipPAC exposure to the fast growing end-user segments in the semiconductor world – communications, consumer and multi-applications – with significant exposure to the important computing and industrial segments.”

Michael G. Potter, Chief Financial Officer of STATS ChipPAC, said, “Financially, we have created one of the industry’s strongest players capable of supporting our customers’ ongoing program ramps, while continuing to invest in advanced technologies essential to our customers’ product roadmaps and our own new business development. We have good momentum and expect continued revenue growth in the second half of 2004, with pro forma full year 2004 revenues expected to be more than US$1 billion assuming that the merger had closed on January 1, 2004. Importantly, we now have one of the industry’s strongest balance sheets, with a solid cash position and net debt lower than our peers. We expect to realize cost synergies in the range of US$25 million to US$30 million annually, not including interest savings and capital avoidance. Revenue synergies are expected to be at least an additional 10% over the next 18 months compared to the companies on a stand-alone basis. In terms of guidance, for the current third quarter of 2004, we expect that revenues will be in the range of US$230 million to US$240 million, with diluted pro forma earnings per ADS in the range of $0.05 to $0.09. Pro forma earnings are calculated without the effect of merger expenses and with certain purchase accounting adjustments, including harmonization of accounting policies. ChipPAC results are only included post change of control. Due to the complementary nature of this merger, we believe that the integration will be straightforward, and will have minimal impact on employees and the operations of our existing plants. Therefore, we will be able to maintain our focus on the business and our customers throughout the integration, and position ourselves to take advantage of the semiconductor market and outsourcing growth trends.”

“Overall, we believe that we are at the start of an exciting new journey. STATS ChipPAC now offers customers one of the broadest portfolios of semiconductor backend solutions in the industry,” continued Lay Koon. “Our strong geographic presence extends globally to the manufacturing centers critical to our customer base making STATS ChipPAC a true partner, including China, where we believe that we have nearly double the capacity of anyone else in our industry. Above all else, we remain committed to our customers, employees and investors.”

STATS ChipPAC Ltd. Headquarters: 10 Ang Mo Kio Street 65, #05-17/20 Techpoint, Singapore 569059

Investor Conference Call / Webcast Details

A conference call has been scheduled for 8:00 a.m. in Singapore on August 5, 2004. This will be 9:00 a.m. on August 5 in Tokyo, 5:00 p.m. on August 4 in San Francisco, 8:00 p.m. on August 4 in New York, and 1:00 a.m. on August 5 in London. During that call, a portion of time has been set-aside for analysts and interested investors to ask questions of executive officers.

The call may be accessed by dialing 973-582-2700 and referencing confirmation code 5015180. The playback will be available approximately three hours after the conclusion of the conference call and is accessible by dialing 973-341-3080 and referencing confirmation code 5015180. The Company will also webcast the conference call live on its website www.statschippac.com.

About STATS ChipPAC Ltd. (STATS ChipPAC)

STATS ChipPAC Ltd (“STATS ChipPAC”—NNM: STTS and SGX: ST Assembly), is a leading service provider of semiconductor packaging design, assembly, test and distribution solutions. A trusted partner and supplier to leading semiconductor companies worldwide, STATS ChipPAC’s value proposition is total solutions of fully integrated, multi-site, end-to-end assembly and testing solutions that bring products to market and volume faster. Our customers are some of the largest wafer foundries, integrated device manufacturers (IDMs), as well as fabless companies in the United States, Europe and Asia. STATS ChipPAC is a leader in mixed signal testing and advanced packaging technology for semiconductors used in diverse end market applications including communications, power, digital consumer and computing. With advanced process technology capabilities and a global manufacturing presence spanning Singapore, Korea, China, Malaysia, Taiwan and the United States, STATS ChipPAC has a reputation for providing dependable, high quality test and packaging solutions. The Company’s customer support offices are located in the Netherlands, China, Singapore, Japan, Taiwan, Korea, Malaysia and the United States (California’s Silicon Valley, Arizona, Texas, Massachusetts, Florida, Colorado and North Carolina). STATS ChipPAC’s facilities include those of its subsidiary, Winstek Semiconductor Corporation in Hsinchu Valley, Taiwan. These facilities offer new product introduction support, pre-production wafer sort, final test, packaging and other high volume preparatory services. Together with the Company’s Test Development Center in Singapore, this forms a global network providing dedicated test engineering development and product engineering support for customers from design to volume production. STATS ChipPAC is listed on both Nasdaq National Market and The Singapore Exchange. In addition, STATS ChipPAC is also listed on the Morgan Stanley Capital International (MSCI) Index and the Straits Times Industrial Index. Further information is available at www.statschippac.com

Certain statements in this press release including statements regarding expected future financial results and industry growth are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ include the ability of STATS and ChipPAC to successfully integrate their operations and employees; general business and economic conditions and the state of the semiconductor industry; demand for end-use applications products such as communications equipment and personal computers; reliance on a small group of principal customers; decisions by customers to discontinue outsourcing of test and assembly services; changes in customer order patterns; rescheduling or canceling of customer orders; changes in product mix; capacity utilization; level of competition; pricing pressures including declines in average selling prices; continued success in technological innovations; delays in acquiring or installing new equipment; shortages in supply of key components; availability of financing; exchange rate fluctuations; litigation and other risks described from time to time in the Company’s SEC filings, including its annual report on Form 20-F dated 19 March 2004 and its Registration Statement on Form F-4 (File Number 333-114232). We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Unless otherwise specified, references to “$” are to the lawful currency of the United States of America.

STATS ChipPAC Ltd. Headquarters: 10 Ang Mo Kio Street 65, #05-17/20 Techpoint, Singapore 569059

Singapore Contacts :

Elaine Ang

Manager, Investor Relations / Corporate Communications

Tel : (65) 6824 7705, Fax : (65) 6720 7826

email : Elaine.Ang@STATSChipPAC.com

US Contacts :

Drew Davies	Lisa Lavin
Director, Investor Relations	Marcom Manager
Tel : (408) 586 0608, Fax : (408) 586 0652	Tel : (208) 939 3104, Fax : (208) 939 4817
email : Drew.Davies@STATSChipPAC.com	email : Lisa.Lavin@STATSChipPAC.com

The Ruth Group	The Ruth Group
David Pasquale – Executive Vice President	Andrew Rodriguez
Tel : (646) 536 7006	Tel : (646) 536 7032
email : dpasquale@theruthgroup.com	email : arodriguez@theruthgroup.com

STATS ChipPAC Ltd. Headquarters: 10 Ang Mo Kio Street 65, #05-17/20 Techpoint, Singapore 569059